Exhibit 99.1

FINANCIAL INSTITUTIONS, INC. ANNOUNCES SECOND QUARTER 2025 RESULTS

WARSAW, N.Y., July 24, 2025 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), parent company of Five Star Bank (the "Bank") and Courier Capital, LLC ("Courier Capital"), today reported financial and operational results for the second quarter ended June 30, 2025.

The Company reported net income of $17.5 million in the second quarter of 2025, compared to $16.9 million in the first quarter of 2025 and $25.6 million in the second quarter of 2024. After preferred dividends, net income available to common shareholders was $17.2 million, or $0.85 per diluted share, in the second quarter of 2025, compared to $16.5 million, or $0.81 per diluted share, in the first quarter of 2025, and $25.3 million, or $1.62 per diluted share, in the second quarter of 2024. The Company recorded a provision for credit losses of $2.6 million in the current quarter, compared to $2.9 million in the linked quarter and $2.0 million in the prior year quarter.

Second Quarter 2025 Highlights:

•
Net interest margin of 3.49% for second quarter of 2025 was up 14 and 62 basis points from the linked and year-ago quarters, respectively, while net interest income of $49.1 million for second quarter of 2025 increased $2.3 million, or 4.8%, from the first quarter of 2025 and $7.9 million, or 19.2%, from the second quarter of 2024.
•
Noninterest income was $10.6 million in the second quarter of 2025, compared to $10.4 million in the linked quarter and $24.0 million in the year-ago quarter, when results benefited from a $13.5 million pre-tax gain associated with the sale of the Company's insurance business.
•
Total loans were $4.54 billion at June 30, 2025, reflecting a decrease of $17.3 million, or 0.4%, from March 31, 2025, driven by a decrease in our consumer indirect lending portfolio as pay-downs exceeded originations, and an increase of $74.5 million, or 1.7%, from one year prior.
•
Total deposits were $5.16 billion at June 30, 2025, down $216.9 million, or 4.0%, from March 31, 2025, driven by both seasonal public deposit outflows and the previously announced wind-down of the Company's Banking-as-a-Service, or BaaS, offering, and relatively flat compared to one year prior.
•
Nonperforming assets to total assets were 0.53% at June 30, 2025, down from 0.63% at the linked quarter-end and up from 0.41% one year prior.

"Second quarter 2025 financial results were highlighted by continued margin expansion, increased net interest income and durable noninterest revenues, which allowed us to deliver 4% growth in net income available to common shareholders from the linked first quarter," said President and Chief Executive Officer Martin K. Birmingham. "Profitability continues to be a paramount focus, and we were pleased to maintain an efficiency ratio below 60% and report solid annualized return on average assets and return on average equity of 1.13% and 11.78%, respectively, for the most recent quarter.

"Deposit balances reflect typical seasonality within our public deposit portfolio and total loans were relatively flat with the end of the first quarter, as commercial business lending growth was more than offset by a reduction in consumer indirect balances. Given our strong first quarter loan production and existing pipelines, we continue to expect low single-digit full year loan growth that aligns with our credit-disciplined philosophy."

Chief Financial Officer and Treasurer W. Jack Plants II added, "Our results continue to benefit from our team's focus on prudent balance sheet stewardship through redeployment of cash flows into higher yielding assets, active investment portfolio management and our ability to effectively reprice deposits, supporting a six basis point reduction in our overall cost of funds. Expenses in the second quarter were somewhat elevated, in part reflecting timing of certain expenses and some higher costs that we expect to be nonrecurring, and we will remain intently focused on expense management through the coming quarters to support positive operating leverage in 2025."

Net Interest Income and Net Interest Margin

Net interest income was $49.1 million for the second quarter of 2025, an increase of $2.3 million from the first quarter of 2025, and an increase of $7.9 million from the second quarter of 2024.

Average interest-earning assets for the current quarter of $5.65 billion were flat with the first quarter of 2025, as a $46.9 million increase in average loans was offset by a $32.7 million decrease in the average balance of Federal Reserve interest-earning cash and a $14.0 million decrease in the average balance of investment securities. Average interest-earning assets decreased $114.5 million from the second quarter of 2024, as a $123.2 million decrease in the average balance of investment securities and a $95.1 million decrease in the average balance of Federal Reserve interest-earning cash were partially offset by a $103.8 million increase in average loans.

Average interest-bearing liabilities for the current quarter were $4.52 billion, reflecting an increase of $11.6 million from the linked quarter and a decrease of $29.8 million from the year-ago quarter. The increase from the first quarter of 2025 was primarily due to a $66.4 million increase in average time deposits that was partially offset by a $23.1 million decrease in average savings and money market deposits, a $14.2 million decrease in average interest-bearing demand deposits, a $9.1 million decrease in average short-term borrowings, and an $8.4 million decrease in average long-term borrowings. The year-over-year decrease was due to an $83.4 million decrease in average savings and money market deposits, a $54.0 million decrease in average short-term borrowings, a $10.0 million decrease in average interest-bearing demand deposits, and an $8.2 million decrease in average long-term borrowings, partially offset by a $125.7 million increase in average time deposits. The continued outflow of BaaS-related deposits, following the Company's September 2024 announcement that it would wind-down its BaaS platform, was the primary driver of the reduction in average savings and money market deposits from the linked and year-ago periods.

Net interest margin was 3.49% in the current quarter as compared to 3.35% in the first quarter of 2025, and 2.87% in the second quarter of 2024. Expansion from the linked quarter was due to increases in the average yields of both investment securities and loans, as well as lower average cost of interest-bearing liabilities, reflecting repricing of non-public and reciprocal deposits. Year-over-year margin expansion was driven by an increase in the average yield on investment securities, following the previously disclosed restructuring of the available-for-sale securities portfolio in December 2024, which supported an increase in the average yield on interest-earning assets.

Noninterest Income

The Company reported noninterest income of $10.6 million for the second quarter of 2025, compared to $10.4 million in the first quarter of 2025 and $24.0 million in the second quarter of 2024.

•
The Company's sale of its former insurance subsidiary generated a net gain of $13.5 million in the second quarter of 2024.
•
Investment advisory income of $2.9 million was $148 thousand higher than the first quarter of 2025 and up $106 thousand from the second quarter of 2024.
•
Income from company-owned life insurance ("COLI") of $3.0 million was $188 thousand higher than the first quarter of 2025 and $1.6 million higher than the second quarter of 2024, due to the previously disclosed restructuring of a portion of the Company's COLI portfolio into higher-yielding separate account policies in January 2025.
•
Income from investments in limited partnerships of $307 thousand was $108 thousand lower than the first quarter of 2025 and $496 thousand lower than the second quarter of 2024. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Other noninterest income of $1.3 million was $292 thousand lower than the linked quarter and $227 thousand lower than the year-ago quarter.

Noninterest Expense

Noninterest expense was $35.7 million in the second quarter of 2025, compared to $33.7 million in the first quarter of 2025, and $33.0 million in the second quarter of 2024.

•
Salaries and employee benefits expense of $18.1 million was $1.2 million higher than the first quarter of 2025 and $2.3 million higher than the second quarter of 2024, reflecting an increase in health insurance benefits due to higher medical claims than in the linked quarter, while the increase from the prior year quarter was primarily due to annual merit increases.
•
Occupancy and equipment expense of $4.0 million reflects increases of $392 thousand and $534 thousand from the linked and year-ago quarters, respectively. The linked quarter increase was due in part to timing given a change in facilities maintenance service vendors, as well as costs associated with an ongoing ATM conversion, while the year-over-year variance was due in part to the ATM conversion and upgrade project.
•
Professional services expenses of $1.5 million were $240 thousand lower than the first quarter of 2025 and $343 thousand lower than the second quarter of 2024. The linked quarter variance was primarily due to the timing of audit related expenses, while the year-over-year variance was primarily attributable to legal expenses incurred in the second quarter of 2024 related to the Company's previously disclosed deposit-related fraud event.
•
Computer and data processing expense of $5.9 million was $392 thousand higher than the first quarter of 2025 and $537 thousand higher than the second quarter of 2024. Both the linked quarter and year-over-year increases were driven by the timing of expenses for in-process technology enhancement and upgrade initiatives.
•
The Company recorded deposit-related charged-off items of $233 thousand for the current quarter, compared to charged-off recoveries of $294 thousand in the first quarter of 2025 and charged-off items of $398 thousand in the second quarter of 2024, with the linked quarter variance primarily driven by insurance proceeds received in the first quarter of 2025 related to a past commercial deposit charged-off item.
•
Other expense of $3.6 million was down $179 thousand from the linked quarter and down $381 thousand from the year-ago quarter, with the year-over-year variance primarily due to higher interest rate swap collateral charges in the second quarter of 2024.

Income Taxes

Income tax expense was $4.0 million for the second quarter of 2025, compared to $3.7 million in the first quarter of 2025 and $4.5 million in the second quarter of 2024. The Company also recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the second quarter of 2025, first quarter of 2025, and second quarter of 2024, resulting in income tax expense reductions of $1.1 million, $1.1 million, and $1.3 million, respectively.

The effective tax rate was 18.4% for the second quarter of 2025, 18.2% for the first quarter of 2025, and 15.0% for the second quarter of 2024. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on COLI, the tax impact of the COLI repositioning, and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $6.14 billion at June 30, 2025, down $196.7 million from March 31, 2025, and flat with June 30, 2024.

Investment securities were $1.01 billion at June 30, 2025, down $31.8 million from March 31, 2025, and flat with June 30, 2024.

Total loans were $4.54 billion at June 30, 2025, a decrease of $17.3 million, or 0.4%, from March 31, 2025, and an increase of $74.5 million, or 1.7%, from June 30, 2024.

•
Commercial business loans totaled $726.2 million, up $17.1 million, or 2.4%, from March 31, 2025, and up $12.3 million, or 1.7%, from June 30, 2024.
•
Commercial mortgage loans totaled $2.22 billion, a decline of $13.1 million, or 0.6%, from March 31, 2025, and an increase of $129.3 million, or 6.2%, from June 30, 2024.
•
Residential real estate loans totaled $647.2 million, up $3.2 million, or 0.5%, from March 31, 2025, and down $470 thousand, or 0.1%, from June 30, 2024.
•
Consumer indirect loans totaled $833.5 million, down $19.7 million, or 2.3%, from March 31, 2025, and down $61.1 million, or 6.8%, from June 30, 2024.

Total deposits were $5.16 billion at June 30, 2025, down $216.9 million, or 4.0%, from March 31, 2025, and up $22.7 million, or 0.4%, from June 30, 2024. The decrease from March 31, 2025 was primarily due to seasonally lower public deposit balances in addition to the outflow of BaaS-related deposits. The modest increase from June 30, 2024 reflected a higher level of brokered deposits, which were utilized to offset the anticipated reduction in BaaS-related deposits, as well as lower reciprocal deposit balances. The Company had approximately $7 million in BaaS-related deposits at June 30, 2025, compared to approximately $55 million at March 31, 2025 and approximately $108 million at June 30, 2024. Public deposit balances represented 21% of total deposits at June 30, 2025, 24% at March 31, 2025, and 20% at June 30, 2024.

Short-term borrowings were $101.0 million at June 30, 2025, compared to $55.0 million at March 31, 2025, and $202.0 million at June 30, 2024. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders' equity was $601.7 million at June 30, 2025, compared to $589.9 million at March 31, 2025, and $467.7 million at June 30, 2024. The linked quarter period-end increase was due to net income, net of dividends, retained, while the year-over-year period end increase was primarily driven by additional paid-in-capital resulting from the common stock capital raise executed in the fourth quarter of 2024 and a decrease in accumulated other comprehensive loss between period ends following the investment securities restructuring in the fourth quarter of 2024.

Common book value per share was $29.03 at June 30, 2025, an increase of $0.55, or 1.9%, from $28.48 at March 31, 2025, and a decrease of $0.08, or 0.3%, from $29.11 at June 30, 2024. Tangible common book value per share(1) was $26.02 at

June 30, 2025, an increase of $0.56, or 2.2%, from $25.46 at March 31, 2025, and an increase of $0.85, or 3.4%, from $25.17 at June 30, 2024. The common equity to assets ratio was 9.51% at June 30, 2025, compared to 9.03% at March 31, 2025, and 7.34% at June 30, 2024. Tangible common equity to tangible assets(1), or the TCE ratio, was 8.61%, 8.15% and 6.41% at June 30, 2025, March 31, 2025, and June 30, 2024, respectively. The year-over-year increases in both ratios were attributable to the additional capital raised in the fourth quarter of 2024 and the decrease in accumulated other comprehensive loss as a result of the investment securities restructuring in the fourth quarter of 2024.

During the second quarter of 2025, the Company declared a common stock dividend of $0.31 per common share, consistent with the linked quarter and reflecting an increase of $0.01, or 3.3%, over the year-ago quarter. The dividend returned more than 36% of second quarter net income to common shareholders.

The Company's regulatory capital ratios at June 30, 2025 continued to exceed all regulatory capital requirements to be considered well capitalized.

•
Leverage Ratio was 9.45% compared to 9.24% and 8.61% at March 31, 2025, and June 30, 2024, respectively.
•
Common Equity Tier 1 Capital Ratio was 10.84% compared to 10.38% and 10.03% at March 31, 2025, and June 30, 2024, respectively.
•
Tier 1 Capital Ratio was 11.17% compared to 10.71% and 10.36% at March 31, 2025, and June 30, 2024, respectively.
•
Total Risk-Based Capital Ratio was 13.27% compared to 13.09% and 12.65% at March 31, 2025, and June 30, 2024, respectively.

As previously disclosed, in April 2025, the Company called $10.0 million of its $40.0 million of fixed-to-floating subordinated debt that was originally issued in April 2015. These notes initially bore interest at a fixed rate of 6.00% and began repricing on a quarterly basis at a rate equal to the then-current three-month term SOFR plus 4.20561% after the April 2025 call date. The Company currently expects to retain the remaining $30.0 million of April 2015 notes, as well as the separate $35.0 million of fixed-to-floating rate subordinated notes that were issued in October 2020, which currently bear interest at a fixed rate of 4.375%, and are set to reprice at a rate of the then-current three-month term SOFR plus 4.265% beginning in October 2025. The April 2015 notes are callable on a quarterly basis going forward and the October 2020 notes become callable beginning in October 2025. The Company will continue to evaluate options relative to its outstanding subordinated debt, which may include redemption in part or in full, as well as replacing or refinancing the facilities.

Credit Quality

Non-performing loans were $32.4 million, or 0.72% of total loans, at June 30, 2025, as compared to $40.0 million, or 0.88% of total loans, at March 31, 2025, and $25.2 million, or 0.57% of total loans, at June 30, 2024. The decrease from March 31, 2025 reflects a reduction of approximately $3.7 million in non-performing loans associated with the foreclosure of a participated loan secured by real estate, as well as a $1.9 million partial charge-off of a credit facility for which a specific reserve was in place. Both the aforementioned foreclosed participated loan and the partially charged-off credit facility relate to a previously disclosed commercial business relationship that was placed on nonaccrual status in the fourth quarter of 2023. The increase in non-performing loans from June 30, 2024 was primarily driven by one commercial loan relationship that was placed on nonaccrual status during the third quarter of 2024. Net charge-offs were $4.1 million, representing 0.36% of average loans on an annualized basis, for the current quarter, as compared to $2.4 million, or an annualized 0.21% of average loans, in the first quarter of 2025 and $1.1 million, or an annualized 0.10%, in the second quarter of 2024.

At June 30, 2025, the allowance for credit losses on loans to total loans ratio was 1.04%, compared to 1.08% at March 31, 2025 and 0.99% at June 30, 2024.

Provision for credit losses was $2.6 million in the current quarter, compared to $2.9 million in the linked quarter and $2.0 million in the prior year quarter. Provision for credit losses on loans was $2.4 million in the current quarter, compared to $3.3 million in the first quarter of 2025, and $2.0 million in the second quarter of 2024. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard ("CECL"), totaled $179 thousand in the second quarter of 2025, $364 thousand in the first quarter of 2025, and $43 thousand in the second quarter of 2024. The provision for credit losses for the second quarter of 2025 was driven by a combination of factors, including improvement in the forecasted loss rate for pooled loans and a reduction in specific reserves, partly offset by higher net charge-offs.

The Company has remained strategically focused on the importance of credit discipline, allocating resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 146% at June 30, 2025, 122% at March 31, 2025, and 174% at June 30, 2024, with the improvement from the end of the linked quarter reflective of the decrease in nonperforming loans reported at June 30, 2025.

Subsequent Events

The Company is required, under generally accepted accounting principles ("GAAP"), to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2025, on Form 10-Q. As a result, the

Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2025, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on July 25, 2025 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.FISI-investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 652423. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is a financial holding company with approximately $6.1 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "anticipate," "believe," "continue," "estimate," "expect," "focus," "forecast," "intend," "may," "plan," "preliminary," "should," "target" or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; inflation; tariffs; changes in deposit flows and the cost and availability of funds; fraudulent deposit activity; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company's compliance with regulatory requirements; general economic and credit market conditions nationally and regionally; and the macroeconomic volatility related to global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor Relations and Corporate Communications

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2025		2024
SELECTED BALANCE SHEET DATA:	June 30,	March 31,	December 31,	September 30,	June 30,
Cash and cash equivalents	$93,034	$167,352	$87,321	$249,569	$146,347
Investment securities:
Available for sale	916,149	926,992	911,105	886,816	871,635
Held-to-maturity, net	92,121	113,105	116,001	121,279	128,271
Total investment securities	1,008,270	1,040,097	1,027,106	1,008,095	999,906
Loans held for sale	2,356	387	2,280	2,495	2,099
Loans:
Commercial business	726,218	709,101	665,321	654,519	713,947
Commercial mortgage–construction	536,552	566,359	582,619	533,506	518,013
Commercial mortgage–multifamily	496,223	475,867	470,954	467,527	463,171
Commercial mortgage–non-owner occupied	873,207	899,679	857,987	814,392	814,953
Commercial mortgage–owner occupied	309,171	286,391	288,036	290,216	289,733
Residential real estate loans	647,205	643,983	650,206	648,241	647,675
Residential real estate lines	75,675	74,769	75,552	76,203	75,510
Consumer indirect	833,452	853,176	845,772	874,651	894,596
Other consumer	38,299	43,953	42,757	43,734	43,870
Total loans	4,536,002	4,553,278	4,479,204	4,402,989	4,461,468
Allowance for credit losses – loans	47,291	48,964	48,041	44,678	43,952
Total loans, net	4,488,711	4,504,314	4,431,163	4,358,311	4,417,516
Total interest-earning assets	5,614,008	5,733,743	5,602,570	5,666,972	5,709,148
Goodwill and other intangible assets, net	60,564	60,651	60,758	60,867	60,979
Total assets	6,143,766	6,340,492	6,117,085	6,156,317	6,131,772
Deposits:
Noninterest-bearing demand	940,341	945,182	950,351	978,660	939,346
Interest-bearing demand	704,871	773,475	705,195	793,996	711,580
Savings and money market	1,898,302	2,033,323	1,904,013	2,027,181	2,007,256
Time deposits	1,612,500	1,620,930	1,545,172	1,506,764	1,475,139
Total deposits	5,156,014	5,372,910	5,104,731	5,306,601	5,133,321
Short-term borrowings	101,000	55,000	99,000	55,000	202,000
Long-term borrowings, net	114,960	124,917	124,842	124,765	124,687
Total interest-bearing liabilities	4,431,633	4,607,645	4,405,912	4,507,706	4,520,662
Shareholders’ equity	601,668	589,928	568,984	500,342	467,667
Common shareholders’ equity	584,383	572,643	551,699	483,050	450,375
Tangible common equity (1)	523,838	511,992	490,941	422,183	389,396
Accumulated other comprehensive loss	$(42,214)	$(41,995)	$(52,604)	$(102,029)	$(125,774)

Common shares outstanding	20,128	20,110	20,077	15,474	15,472
Treasury shares	572	590	623	625	627
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	9.45%	9.24%	9.15%	8.98%	8.61%
Common equity Tier 1 capital ratio	10.84%	10.38%	10.54%	10.28%	10.03%
Tier 1 capital ratio	11.17%	10.71%	10.87%	10.62%	10.36%
Total risk-based capital ratio	13.27%	13.09%	13.25%	12.95%	12.65%
Common equity to assets	9.51%	9.03%	9.02%	7.85%	7.34%
Tangible common equity to tangible assets (1)	8.61%	8.15%	8.11%	6.93%	6.41%

Common book value per share	$29.03	$28.48	$27.48	$31.22	$29.11
Tangible common book value per share (1)	$26.02	$25.46	$24.45	$27.28	$25.17

1.
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Six Months Ended		2025		2024
	June 30,		Second	First	Fourth	Third	Second
SELECTED STATEMENT OF OPERATIONS DATA:	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$163,918	$157,201	$82,867	$81,051	$78,119	$77,911	$78,788
Interest expense	67,932	75,926	33,745	34,187	36,486	37,230	37,595
Net interest income	95,986	81,275	49,122	46,864	41,633	40,681	41,193
Provision (benefit) for credit losses	5,490	(3,415)	2,562	2,928	6,461	3,104	2,041
Net interest income after provision (benefit) for credit losses	90,496	84,690	46,560	43,936	35,172	37,577	39,152
Noninterest income:
Service charges on deposits	2,141	2,056	1,089	1,052	1,074	1,103	979
Insurance income	6	2,138	3	3	3	3	4
Card interchange income	3,777	3,910	1,937	1,840	2,045	1,900	2,008
Investment advisory	5,622	5,361	2,885	2,737	2,555	2,797	2,779
Company owned life insurance	5,742	2,658	2,965	2,777	1,425	1,404	1,360
Investments in limited partnerships	722	1,145	307	415	837	400	803
Loan servicing	303	333	180	123	295	88	158
Income (loss) from derivative instruments, net	589	551	339	250	(37)	212	377
Net gain on sale of loans held for sale	257	212	140	117	186	220	124
Net loss on investment securities	3	-	3	-	(100,055)	-	-
Net gain (loss) on the sale of other assets	-	13,495	-	-	(19)	138	13,508
Net (loss) gain on tax credit investments	(1,026)	31	(512)	(514)	(636)	(170)	406
Other	2,854	3,025	1,281	1,573	1,291	1,345	1,508
Total noninterest income (loss)	20,990	34,915	10,617	10,373	(91,036)	9,440	24,014
Noninterest expense:
Salaries and employee benefits	34,968	33,088	18,070	16,898	17,159	15,879	15,748
Occupancy and equipment	7,572	7,200	3,982	3,590	3,791	3,370	3,448
Professional services	3,142	4,166	1,451	1,691	1,571	1,965	1,794
Computer and data processing	11,366	10,728	5,879	5,487	6,608	5,353	5,342
Supplies and postage	1,081	912	503	578	504	519	437
FDIC assessments	2,859	2,641	1,392	1,467	1,551	1,092	1,346
Advertising and promotions	837	737	495	342	465	371	440
Amortization of intangibles	212	331	105	107	109	112	114
Provision for litigation settlement	-	-	-	-	23,022	-	-
Deposit-related charged-off items (recoveries) expense	(61)	19,577	233	(294)	354	410	398
Restructuring charges	68	-	-	68	35	-	-
Other	7,323	7,653	3,572	3,751	4,235	3,398	3,953
Total noninterest expense	69,367	87,033	35,682	33,685	59,404	32,469	33,020
Income (loss) before income taxes	42,119	32,572	21,495	20,624	(115,268)	14,548	30,146
Income tax expense (benefit)	7,709	4,873	3,963	3,746	(32,457)	1,082	4,517
Net income (loss)	34,410	27,699	17,532	16,878	(82,811)	13,466	25,629
Preferred stock dividends	729	729	364	365	365	365	364
Net income (loss) available to common shareholders	$33,681	$26,970	$17,168	$16,513	$(83,176)	$13,101	$25,265
FINANCIAL RATIOS:
Earnings (loss) per share – basic	$1.68	$1.75	$0.85	$0.82	$(5.07)	$0.85	$1.64
Earnings (loss) per share – diluted	$1.66	$1.73	$0.85	$0.81	$(5.07)	$0.84	$1.62
Cash dividends declared on common stock	$0.62	$0.60	$0.31	$0.31	$0.30	$0.30	$0.30
Common dividend payout ratio	36.90%	34.29%	36.47%	37.80%	-5.92%	35.29%	18.29%
Dividend yield (annualized)	4.87%	6.25%	4.86%	5.05%	4.37%	4.69%	6.25%
Return on average assets (annualized)	1.12%	0.90%	1.13%	1.10%	-5.38%	0.89%	1.68%
Return on average equity (annualized)	11.80%	12.32%	11.78%	11.82%	-63.70%	11.08%	22.93%
Return on average common equity (annualized)	11.90%	12.47%	11.88%	11.92%	-66.19%	11.18%	23.51%
Return on average tangible common equity (annualized) (1)	13.31%	14.77%	13.27%	13.36%	-75.36%	12.87%	27.51%
Efficiency ratio (2)	59.24%	74.80%	59.68%	58.79%	117.13%	64.70%	50.58%
Effective tax rate	18.3%	15.0%	18.4%	18.2%	28.2%	7.4%	15.0%

1.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
2.
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Six Months Ended		2025		2024
	June 30,		Second	First	Fourth	Third	Second
SELECTED AVERAGE BALANCES:	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Federal funds sold and interest-earning deposits	$55,306	$146,099	$39,027	$71,767	$121,530	$49,476	$134,123
Investment securities (1)	1,078,600	1,188,901	1,071,628	1,085,649	1,159,863	1,147,052	1,194,808
Loans:
Commercial business	699,141	713,496	720,347	677,700	658,038	673,830	704,272
Commercial mortgage	2,212,786	2,044,612	2,221,576	2,203,899	2,148,427	2,092,905	2,059,382
Residential real estate loans	646,001	648,510	645,007	647,005	649,549	647,844	648,099
Residential real estate lines	74,860	75,986	75,010	74,709	76,164	75,671	75,575
Consumer indirect	843,763	919,718	839,294	848,282	858,854	881,133	905,056
Other consumer	40,850	48,043	39,485	42,230	43,333	43,789	44,552
Total loans	4,517,401	4,450,365	4,540,719	4,493,825	4,434,365	4,415,172	4,436,936
Total interest-earning assets	5,651,307	5,785,365	5,651,374	5,651,241	5,715,758	5,611,700	5,765,867
Goodwill and other intangible assets, net	60,663	67,651	60,610	60,717	60,824	60,936	62,893
Total assets	6,218,412	6,189,594	6,216,657	6,220,187	6,121,449	6,018,390	6,153,429
Interest-bearing liabilities:
Interest-bearing demand	738,055	745,259	730,979	745,210	757,221	691,412	741,006
Savings and money market	1,964,884	2,059,294	1,953,412	1,976,483	1,992,059	1,938,935	2,036,772
Time deposits	1,598,381	1,492,399	1,631,407	1,564,987	1,545,071	1,515,745	1,505,665
Short-term borrowings	90,636	159,929	86,099	95,223	56,513	129,130	140,110
Long-term borrowings, net	120,648	124,601	116,473	124,871	124,795	124,717	124,640
Total interest-bearing liabilities	4,512,604	4,581,482	4,518,370	4,506,774	4,475,659	4,399,939	4,548,193
Noninterest-bearing demand deposits	925,043	956,670	923,409	926,696	947,428	952,970	950,819
Total deposits	5,226,363	5,253,622	5,239,207	5,213,376	5,241,779	5,099,062	5,234,262
Total liabilities	5,630,349	5,737,327	5,619,834	5,640,981	5,604,249	5,535,112	5,703,929
Shareholders’ equity	588,063	452,267	596,823	579,206	517,200	483,278	449,500
Common equity	570,778	434,975	579,538	561,921	499,910	465,986	432,208
Tangible common equity (2)	510,115	367,324	518,928	501,204	439,086	405,050	369,315
Common shares outstanding:
Basic	20,090	15,424	20,107	20,073	16,415	15,464	15,444
Diluted	20,291	15,551	20,294	20,285	16,415	15,636	15,556
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities (3)	4.30%	2.13%	4.34%	4.25%	2.38%	2.14%	2.17%
Loans	6.23%	6.37%	6.26%	6.20%	6.28%	6.42%	6.40%
Total interest-earning assets	5.84%	5.47%	5.88%	5.80%	5.45%	5.53%	5.50%
Interest-bearing demand	1.18%	1.15%	1.21%	1.15%	1.34%	1.05%	1.18%
Savings and money market	2.71%	3.04%	2.67%	2.75%	2.94%	3.07%	3.01%
Time deposits	4.19%	4.70%	4.08%	4.31%	4.53%	4.72%	4.72%
Short-term borrowings	1.95%	3.13%	1.80%	2.09%	0.15%	2.64%	2.75%
Long-term borrowings, net	5.17%	5.02%	5.35%	5.00%	5.03%	5.03%	5.02%
Total interest-bearing liabilities	3.03%	3.33%	3.00%	3.07%	3.24%	3.37%	3.32%
Net interest rate spread	2.81%	2.14%	2.88%	2.73%	2.21%	2.16%	2.18%
Net interest margin	3.42%	2.83%	3.49%	3.35%	2.91%	2.89%	2.87%

1.
Includes investment securities at adjusted amortized cost.
2.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
3.
The interest on tax-exempt securities is calculated on a tax-equivalent basis assuming a Federal income tax rate of 21%.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Six Months Ended		2025		2024
	June 30,		Second	First	Fourth	Third	Second
ASSET QUALITY DATA:	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for Credit Losses – Loans
Beginning balance	$48,041	$51,082	$48,964	$48,041	$44,678	$43,952	$43,075
Net loan charge-offs (recoveries):
Commercial business	1,960	(30)	1,903	57	131	(3)	7
Commercial mortgage–construction	-	-	-	-	-	-	-
Commercial mortgage–multifamily		-	-	-	-	13	-
Commercial mortgage–non-owner occupied	595	(2)	596	(1)	(5)	(1)	(1)
Commercial mortgage–owner occupied	(2)	(2)	(1)	(1)	(1)	(2)	(2)
Residential real estate loans	133	100	92	41	(4)	(1)	96
Residential real estate lines	27	-	27	-	-	-	-
Consumer indirect	3,091	3,817	942	2,149	2,557	1,553	844
Other consumer	615	360	491	124	100	106	178
Total net charge-offs (recoveries)	6,419	4,243	4,050	2,369	2,778	1,665	1,122
Provision (benefit) for credit losses – loans	5,669	(2,887)	2,377	3,292	6,141	2,391	1,999
Ending balance	$47,291	$43,952	$47,291	$48,964	$48,041	$44,678	$43,952

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.57%	-0.01%	1.06%	0.03%	0.80%	0.00%	0.00%
Commercial mortgage–construction	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–multifamily	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%
Commercial mortgage–non-owner occupied	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–owner occupied	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Residential real estate loans	0.04%	0.03%	0.06%	0.03%	0.00%	0.00%	0.06%
Residential real estate lines	0.07%	0.00%	0.14%	0.00%	0.00%	0.00%	0.00%
Consumer indirect	0.74%	0.83%	0.45%	1.03%	1.18%	0.70%	0.38%
Other consumer	3.04%	1.51%	4.99%	1.19%	0.91%	0.95%	1.62%
Total loans	0.29%	0.19%	0.36%	0.21%	0.25%	0.15%	0.10%

Supplemental information (1)
Non-performing loans:
Commercial business	$3,671	$5,680	$3,671	$5,672	$5,609	$5,752	$5,680
Commercial mortgage–construction	19,621	4,970	19,621	19,684	20,280	20,280	4,970
Commercial mortgage–multifamily	-	183	-	-	-	71	183
Commercial mortgage–non-owner occupied	164	4,919	164	4,766	4,773	4,903	4,919
Commercial mortgage–owner occupied	-	380	-	349	354	366	380
Residential real estate loans	5,885	5,961	5,885	6,035	6,918	5,790	5,961
Residential real estate lines	299	183	299	316	253	232	183
Consumer indirect	2,571	2,897	2,571	2,917	3,157	3,291	2,897
Other consumer	225	36	225	279	62	57	36
Total non-performing loans	32,436	25,209	32,436	40,018	41,406	40,742	25,209
Foreclosed assets	142	63	142	196	60	109	63
Total non-performing assets	$32,578	$25,272	$32,578	$40,214	$41,466	$40,851	$25,272

Total non-performing loans to total loans	0.72%	0.57%	0.72%	0.88%	0.92%	0.93%	0.57%
Total non-performing assets to total assets	0.53%	0.41%	0.53%	0.63%	0.68%	0.66%	0.41%
Allowance for credit losses – loans to total loans	1.04%	0.99%	1.04%	1.08%	1.07%	1.01%	0.99%
Allowance for credit losses – loans to non-performing loans	146%	174%	146%	122%	116%	110%	174%

1.
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Six Months Ended		2025		2024
	June 30,		Second	First	Fourth	Third	Second
	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$6,143,766	$6,340,492	$6,117,085	$6,156,317	$6,131,772
Less: Goodwill and other intangible assets, net			60,564	60,651	60,758	60,867	60,979
Tangible assets			$6,083,202	$6,279,841	$6,056,327	$6,095,450	$6,070,793

Ending tangible common equity:
Common shareholders’ equity			$584,383	$572,643	$551,699	$483,050	$450,375
Less: Goodwill and other intangible assets, net			60,564	60,651	60,758	60,867	60,979
Tangible common equity			$523,819	$511,992	$490,941	$422,183	$389,396

Tangible common equity to tangible assets (1)			8.61%	8.15%	8.11%	6.93%	6.41%

Common shares outstanding			20,128	20,110	20,077	15,474	15,472
Tangible common book value per share (2)			$26.02	$25.46	$24.45	$27.28	$25.17

Average tangible assets:
Average assets	$6,218,412	$6,189,594	$6,216,657	$6,220,187	$6,121,449	$6,018,390	$6,153,429
Less: Average goodwill and other intangible assets, net	60,663	67,651	60,610	60,717	60,824	60,936	62,893
Average tangible assets	$6,157,749	$6,121,943	$6,156,047	$6,159,470	$6,060,625	$5,957,454	$6,090,536

Average tangible common equity:
Average common equity	$570,778	$434,975	$579,538	$561,921	$499,910	$465,986	$432,208
Less: Average goodwill and other intangible assets, net	60,663	67,651	60,610	60,717	60,824	60,936	62,893
Average tangible common equity	$510,115	$367,324	$518,928	$501,204	$439,086	$405,050	$369,315

Net income (loss) available to common shareholders	$33,681	$26,970	$17,168	$16,513	$(83,176)	$13,101	$25,265
Return on average tangible common equity (3)	13.31%	14.77%	13.27%	13.36%	-75.36%	12.87%	27.51%

1.
Tangible common equity divided by tangible assets.
2.
Tangible common equity divided by common shares outstanding.
3.
Net income available to common shareholders (annualized) divided by average tangible common equity.